Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Executive Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT Medical Announces Fourth-Quarter and Year-End 2007 Results

BioSTAR® Drives Fourth-Quarter International Sales Growth

BOSTON, Mass., March 5, 2008 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the fourth quarter and year ended December 31, 2007.

Fourth-Quarter Results

Fourth-quarter 2007 total revenues were approximately $7.0 million compared with approximately $7.2 million for the quarter ended December 31, 2006. Revenues for the fourth quarter of 2007 include approximately $1.8 million of net royalties compared with approximately $1.4 million of net royalties in the same period of 2006. Total worldwide cardiac septal repair implant sales for the fourth quarter of 2007 were approximately $5.3 million compared with approximately $5.8 million for the fourth quarter of 2006. Implant sales in North America for the fourth quarter of 2007 were approximately $3.1 million compared with approximately $5.0 million in the fourth quarter of 2006. European implant sales in the fourth quarter of 2007 increased to approximately $2.2 million compared with $876,000 in the same period of 2006.

For the fourth quarter of 2007, NMT reported a net loss of approximately $2.9 million, or $0.23 per share. This compares with a net loss of approximately $3.7 million, or $0.29 per share, for the comparable period in 2006.

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Comments on the Fourth Quarter

“Sales in Europe more than doubled in the fourth quarter primarily as a result of the increased acceptance of BioSTAR®, our recently launched bioabsorbable septal repair technology,” said President and Chief Executive Officer John E. Ahern. “We currently expect sales in Europe to continue to grow as we introduce BioSTAR® into new markets and increase our penetration in existing markets. As expected, sales in North America were down year-over-year. This is due mainly to our voluntary withdrawal of the Humanitarian Device Exemption (HDE) of our CardioSEAL® septal repair implant. CardioSEAL® is still available in the U.S. under a ventricular septal defect (VSD) indication.”

“During the fourth quarter, we were awarded a favorable ruling in our patent infringement lawsuit against Cardia, Inc. (Burnsville, Minnesota),” Ahern said. “The U.S. District Court for the District of Minnesota ruled that Cardia has infringed upon a patent, which is owned by the Children’s Medical Center Corporation (Boston, Massachusetts) and licensed exclusively to NMT Medical. We currently have what we believe is a strong intellectual property position, with 62 patents issued here in the U.S. and abroad, as well as more than 70 domestic and international patents that are in some stage of the approval process. We will continue to be aggressive in protecting our intellectual property and defending our technology leadership position in this emerging market opportunity.”

Executive Vice President and Chief Financial Officer Richard E. Davis said, “Our fourth-quarter revenues were greater than originally anticipated resulting from the successful introduction of BioSTAR® as well as continued royalties from C.R. Bard. Based on the anticipated demand for our novel biological closure technology, we made substantial investments in our sales and marketing infrastructure in Europe and Canada to support our ongoing BioSTAR® product campaign. Going forward, we currently expect that our market expansion in both Europe and Canada will drive product revenue growth.”

“Our research and development expenses, which include costs associated with our clinical trials, represented approximately 60% of revenues in the fourth quarter,” said Davis. “As part of our long-term growth strategy, we plan to continue to invest heavily in product development and continue to introduce the most advanced technologies to enhance patient outcome. We ended the year with approximately $31.0 million in cash, cash equivalents and marketable securities, compared with approximately $33.6 million at September 30, 2007 and $41.4 million at December 31, 2006.”

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Full Year Results

Total revenues for the year ended December 31, 2007 were approximately $26.8 million compared with approximately $28.2 million for the same period in 2006. Revenues for 2007 include approximately $6.9 million of net royalty income, compared with approximately $6.0 million for the same period in 2006. Total worldwide cardiac septal repair implant sales for 2007 were approximately $19.9 million compared with approximately $22.1 million for the same period in 2006. Implant sales in North America for 2007 were approximately $14.2 million compared with approximately $19.3 million for the same period in 2006. Full year implant sales in Europe doubled to approximately $5.7 million for 2007, compared with approximately $2.8 million for 2006.

The net loss for 2007 was approximately $9.1 million, or $0.70 per share, compared with net income of approximately $5.9 million, or $0.43 per share on a diluted basis, for the same period in 2006. The 2006 net income included a one-time net gain from a legal settlement of approximately $15.2 million and an income tax provision of $502,000.

Business Outlook

“Our two main areas of focus for 2008 are executing our BioSTAR® rollout plan and completing enrollment in our pivotal patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) clinical trial, CLOSURE I,” said Ahern. “We believe we are on track to be the first to complete enrollment and submit data for U.S. regulatory approval for a PFO/stroke and TIA indication. We believe that positive data from CLOSURE I will also support wider acceptance of our PFO closure technologies outside of the U.S. To date, approximately 800 of the required 900 patients are enrolled in CLOSURE I and we expect to complete enrollment in the study by midyear.”

“We are encouraged by the customer response to our BioSTAR® bioabsorbable septal repair technology,” continued Ahern. “The positive feedback provides an early validation to our overall biological repair strategy and our plans to further develop and commercialize novel device, drug and biological combination technologies, like BioSTAR®. Preclinical trials are already underway for our second biological repair platform, BioTREK™. As with BioSTAR®, BioTREK™ is designed to repair and regenerate tissue, exhibit no toxic behavior and, over time, be completely absorbed by the body. BioTREK™ utilizes a new class of biopolymers derived from recombinant DNA technology and can be programmed for specific tissue repair.”

“Earlier this year we closed down the MIST II PFO/migraine clinical trial,” said Ahern. “It became obvious to us that the trial could not enroll the necessary number of patients in a reasonable time frame and at an acceptable cost. We continue to strongly believe there is a link between right to left shunts through a PFO and migraine headaches in some patients. Results from our MIST study demonstrate a treatment effect of PFO closure in certain migraine headache patients. Those results, which will be published later this month in Circulation, the official journal of the American Heart Association, support further investigation of the PFO/migraine connection. We intend to continue our

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evaluation of the opportunity, using data from our MIST and MIST III studies, as well as the migraine sub-study within our CLOSURE I clinical trial.”

Davis concluded, “Commencing with the first quarter of 2008 the net royalty from C.R. Bard is expected to result in a net expense and will be included in general and administrative expenses. As a result, we currently expect total revenue for the first quarter of 2008, which will primarily consist of product sales, to be approximately $4.7 to $5.2 million. For the full year, we currently anticipate total revenues of approximately $24 million to $26 million. We currently expect cash, cash equivalents and marketable securities at the end to 2008 to be approximately $16 million to $18 million.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the first quarter and year-end 2008. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (866) 800-8648 or (617) 614-2702. You will need to provide the pass code: 88794276. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 27,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment, clinical status, and outcome of the Company’s MIST, MIST II, MIST III, and CLOSURE I trials, as well as its BioSTAR® and BioTREK™ programs, the Company’s financial, and sales expectations (including the anticipated geographic break out of such sales), profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s

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investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the period ended September 30, 2007, and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

	For The Three Months Ended December 31,		For The Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales	$5,263,558	$5,838,239	$19,854,658	$22,135,286
Net royalty income	$1,777,432	1,369,501	$6,900,467	6,016,044

	$7,040,990	7,207,740	$26,755,125	28,151,330

Expenses:
Cost of product sales	$1,503,843	1,602,431	$5,409,180	5,938,575
Research and development	$4,187,268	4,404,773	$15,407,153	15,454,948
General and administrative	$1,986,536	2,569,209	$7,987,917	8,680,671
Selling and marketing	$2,578,118	2,417,563	$9,093,349	8,703,728

Total costs and expenses	$10,255,765	10,993,976	$37,897,599	38,777,922

Net gain from settlement of litigation	$—	—	$—	15,183,894

(Loss) income from operations	$(3,214,775)	(3,786,236)	$(11,142,474)	4,557,302

Other Income:
Interest income	402,795	529,670	$1,830,191	1,816,239
Currency transaction gain	22,195	29,984	$87,952	14,468

Total other income	424,990	559,654	$1,918,143	1,830,707

(Loss) income before income taxes	(2,789,785)	(3,226,582)	$(9,224,331)	6,388,009
Income tax provision (benefit)	139,621	452,000	$(121,879)	502,000

Net (loss) income	(2,929,406)	$(3,678,582)	$(9,102,452)	$5,886,009

Basic net (loss) earnings per common share:	$(0.23)	$(0.29)	$(0.70)	$0.46

Diluted net (loss) earnings per common share:	$(0.23)	$(0.29)	$(0.70)	$0.43

Weighted average common shares outstanding:
Basic	12,971,278	12,858,166	12,926,020	12,745,601

Diluted	12,971,278	12,858,166	12,926,020	13,597,080

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

	At December 31, 2007	At December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$6,984,383	$8,285,561
Marketable securities	$23,989,995	$33,163,998
Accounts receivable, net	$3,046,308	$2,729,188
Inventories	$2,071,534	$1,909,236
Prepaid expenses and other current assets	$3,407,084	$4,055,627

Total current assets	$39,499,304	$50,143,610
Property and equipment, net	$1,103,545	$1,039,327

	$40,602,849	$51,182,937

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,456,316	$2,284,347
Accrued expenses	$6,221,427	$8,999,151

Total current liabilities	$8,677,743	$11,283,498
Long-term liabilities	$352,185	$—

Stockholders’ equity:
Preferred stock, $.001 par value
Authorized—3,000,000 shares Issued and outstanding—none	$—	$—
Common stock, $.001 par value
Authorized—30,000,000 shares Issued—13,012,142 and 12,901,310 shares in 2007 and 2006, respectively	$13,012	$12,901
Additional paid-in capital	$51,645,489	$50,870,411
Less treasury stock—40,000 shares at cost	$(119,600)	$(119,600)
Accumulated other comprehensive income	$3,873	$3,128
Accumulated deficit	$(19,969,853)	$(10,867,401)

Total stockholders’ equity	$31,572,921	$39,899,439

	$40,602,849	$51,182,937